Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS FIRST QUARTER EARNINGS PER COMMON SHARE OF $5.94 AND INCREASES THE QUARTERLY DIVIDEND TO $0.65 PER COMMON SHARE

NEW YORK, April 16, 2015 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $10.62 billion and net earnings of $2.84 billion for the first quarter ended March 31, 2015. Diluted earnings per common share were $5.94 compared with $4.02 for the first quarter of 2014 and $4.38 for the fourth quarter of 2014. Annualized return on average common shareholders’ equity (ROE) (1) was 14.7% for the first quarter of 2015.

Highlights

•	Goldman Sachs generated net revenues of $10.62 billion, the highest quarterly result in four years.

•

The firm ranked first in worldwide announced and completed mergers and acquisitions for the year-to-date, and also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year-to-date. (2)

•	Investment Banking produced net revenues of $1.91 billion, which is the highest quarterly performance since 2007.

•	Institutional Client Services generated net revenues of $5.46 billion, which included the highest quarterly performance in equities client execution since 2010.

•	Book value per common share increased $5.38 during the quarter to $168.39, the largest quarterly increase in over five years.

•

The firm continues to maintain strong capital ratios and liquidity. As of March 31, 2015, the firm’s Common Equity Tier 1 ratio (3) as computed in accordance with both the Standardized approach and the Basel III Advanced approach was 11.4% (4) and 12.6% (4), respectively. In addition, the firm’s global core liquid assets (5) were $175 billion (4) as of March 31, 2015.

“We are pleased with our results this quarter and the fact that all of our major businesses contributed,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Given more normalized markets and higher levels of client activity, we remain encouraged about the prospects for continued growth.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.91 billion for the first quarter of 2015, 7% higher than the first quarter of 2014 and 32% higher than the fourth quarter of 2014. Net revenues in Financial Advisory were $961 million, 41% higher than the first quarter of 2014, reflecting strong client activity, particularly in the United States. Industry-wide completed mergers and acquisitions increased compared with the same prior year period. Net revenues in Underwriting were $944 million, 14% lower than a strong first quarter of 2014, reflecting significantly lower net revenues in debt underwriting, principally due to a decline in leveraged finance activity. Net revenues in equity underwriting were higher, reflecting a significant increase in net revenues related to secondary offerings, partially offset by a decrease in net revenues from initial public offerings. The firm’s investment banking transaction backlog decreased compared with the end of 2014, but was significantly higher compared with the end of the first quarter of 2014. (6)

Institutional Client Services

Net revenues in Institutional Client Services were $5.46 billion for the first quarter of 2015, 23% higher than the first quarter of 2014 and 73% higher than the fourth quarter of 2014.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $3.13 billion for the first quarter of 2015, 10% higher than the first quarter of 2014, due to significantly higher net revenues in currencies and interest rate products, partially offset by significantly lower net revenues in credit products, commodities and mortgages. During the quarter, Fixed Income, Currency and Commodities Client Execution operated in an environment generally characterized by higher volatility levels, which contributed to higher client activity levels, particularly in currencies and interest rate products, and improved market-making conditions compared with the fourth quarter of 2014.

Net revenues in Equities were $2.33 billion for the first quarter of 2015, 46% higher than the first quarter of 2014, due to significantly higher net revenues in equities client execution, reflecting strong results in both derivatives and cash products across all major regions. In addition, securities services net revenues were higher, reflecting the impact of higher average customer balances. Commissions and fees were slightly lower compared with the first quarter of 2014. During the quarter, Equities operated in an environment generally characterized by more favorable market-making conditions, generally higher global equity prices and strong client activity levels.

The fair value net loss attributable to the impact of changes in the firm’s credit spreads on borrowings was $44 million ($32 million and $12 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the first quarter of 2015, compared with a net gain of $15 million (all related to Fixed Income, Currency and Commodities Client Execution) for the first quarter of 2014.

Investing & Lending

Net revenues in Investing & Lending (7) were $1.67 billion for the first quarter of 2015, 9% higher than both the first quarter of 2014 and the fourth quarter of 2014. Results for the first quarter of 2015 included net gains of $1.16 billion from investments in equities, primarily reflecting strong corporate performance and company-specific events in private equities and net gains in public equities. In addition, Investing & Lending net revenues included net gains and net interest income of $509 million from debt securities and loans.

Investment Management

Net revenues in Investment Management were $1.58 billion for the first quarter of 2015, essentially unchanged compared with both the first quarter of 2014 and the fourth quarter of 2014. Net revenues in the first quarter of 2015 included slightly higher management and other fees, due to higher average assets under supervision, and lower incentive fees compared with the first quarter of 2014. Total assets under supervision (5) of $1.18 trillion were essentially unchanged compared with the end of 2014. Long-term assets under supervision increased $13 billion, including net inflows of $7 billion, reflecting inflows in equity and fixed income assets, and net market appreciation of $6 billion, primarily in equity assets. Liquidity products decreased $14 billion.

Expenses

Operating expenses were $6.68 billion, 6% higher than the first quarter of 2014 and 49% higher than the fourth quarter of 2014.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $4.46 billion for the first quarter of 2015, 11% higher than the first quarter of 2014. This increase reflected an increase in net revenues, partially offset by a decline in the ratio of compensation and benefits to net revenues from 43.0% for the first quarter of 2014 to 42.0% for the first quarter of 2015. Total staff increased 1% during the first quarter of 2015.

Non-Compensation Expenses

Non-compensation expenses were $2.22 billion for the first quarter of 2015, 3% lower than the first quarter of 2014 and 12% lower than the fourth quarter of 2014. Non-compensation expenses for the first quarter of 2015 included significantly lower depreciation and amortization expenses, primarily reflecting lower impairment charges related to consolidated investments, compared with the first quarter of 2014. This decrease was partially offset by higher other expenses, reflecting an increase in net provisions for litigation and regulatory proceedings, and higher brokerage, clearing, exchange and distribution fees, including an increase in fund distribution fees.

Net provisions for litigation and regulatory proceedings for the first quarter of 2015 were $190 million compared with $115 million for the first quarter of 2014.

Provision for Taxes

The effective income tax rate for the first quarter of 2015 was 27.7%, down from the full year tax rate of 31.4% for 2014, primarily due to changes in the earnings mix.

Capital

As of March 31, 2015, total capital was $248.81 billion, consisting of $85.13 billion in total shareholders’ equity (common shareholders’ equity of $75.93 billion and preferred stock of $9.20 billion) and $163.68 billion in unsecured long-term borrowings. Beginning with the first quarter of 2015, the firm’s capital ratios are computed in accordance with the Federal Reserve Board’s Standardized approach and the Basel III Advanced approach. The lower of these ratios is the binding regulatory capital requirement for the firm. As of March 31, 2015, the firm’s Standardized Common Equity Tier 1 ratio (3) was 11.4% (4) and the firm’s Basel III Advanced Common Equity Tier 1 ratio (3) was 12.6% (4), in each case reflecting the applicable transitional provisions. As of December 31, 2014, these ratios were 11.3% and 12.2%, respectively. The firm’s supplementary leverage ratio (5) on a fully phased-in basis was 5.3% (4) as of March 31, 2015.

On April 15, 2015, the Board of Directors of The Goldman Sachs Group, Inc. increased the firm’s quarterly dividend to $0.65 per common share from $0.60 per common share. The dividend will be paid on June 29, 2015 to common shareholders of record on June 1, 2015.

During the quarter, the firm repurchased 6.8 million shares of its common stock at an average cost per share of $185.18, for a total cost of $1.25 billion. The remaining share authorization under the firm’s existing repurchase program is 18.6 million shares. (8)

Book value per common share was $168.39 and tangible book value per common share (9) was $159.11, both 3% higher compared with the end of 2014. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 450.9 million as of March 31, 2015.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $865 billion (4) as of March 31, 2015, compared with $856 billion as of December 31, 2014.

•

The firm’s global core liquid assets (5) were $175 billion (4) as of March 31, 2015 and averaged $175 billion (4) for the first quarter of 2015, compared with an average of $181 billion for the fourth quarter of 2014.

•	Level 3 assets were $40 billion (4) as of March 31, 2015, compared with $42 billion as of December 31, 2014, and represented 4.6% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 36015840 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2014	March 31, 2014
Investment Banking
Financial Advisory	$961	$692	$682	39%	41%

Equity underwriting	533	342	437	56	22
Debt underwriting	411	406	660	1	(38)

Total Underwriting	944	748	1,097	26	(14)

Total Investment Banking	1,905	1,440	1,779	32	7

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	3,134	1,218	2,850	157	10

Equities client execution	1,124	751	416	50	170
Commissions and fees	808	829	828	(3)	(2)
Securities services	393	351	352	12	12

Total Equities	2,325	1,931	1,596	20	46

Total Institutional Client Services	5,459	3,149	4,446	73	23

Investing & Lending
Equity securities	1,160	1,167	907	(1)	28
Debt securities and loans	509	365	622	39	(18)

Total Investing & Lending (7)	1,669	1,532	1,529	9	9

Investment Management
Management and other fees	1,194	1,231	1,152	(3)	4
Incentive fees	254	200	304	27	(16)
Transaction revenues	136	136	118	—	15

Total Investment Management	1,584	1,567	1,574	1	1

Total net revenues	$10,617	$7,688	$9,328	38	14

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2014	March 31, 2014
Revenues
Investment banking	$1,905	$1,440	$1,779	32%	7%
Investment management	1,503	1,486	1,498	1	—
Commissions and fees	853	875	872	(3)	(2)
Market making	3,925	1,454	2,639	170	49
Other principal transactions	1,572	1,472	1,503	7	5

Total non-interest revenues	9,758	6,727	8,291	45	18

Interest income	2,035	2,134	2,594	(5)	(22)
Interest expense	1,176	1,173	1,557	—	(24)

Net interest income	859	961	1,037	(11)	(17)

Net revenues, including net interest income	10,617	7,688	9,328	38	14

Operating expenses
Compensation and benefits	4,459	1,955	4,011	128	11

Brokerage, clearing, exchange and distribution fees	638	669	595	(5)	7
Market development	139	141	138	(1)	1
Communications and technology	198	203	200	(2)	(1)
Depreciation and amortization	219	352	390	(38)	(44)
Occupancy	204	200	210	2	(3)
Professional fees	211	246	212	(14)	—
Other expenses	615	712	551	(14)	12

Total non-compensation expenses	2,224	2,523	2,296	(12)	(3)

Total operating expenses	6,683	4,478	6,307	49	6

Pre-tax earnings	3,934	3,210	3,021	23	30
Provision for taxes	1,090	1,044	988	4	10

Net earnings	2,844	2,166	2,033	31	40

Preferred stock dividends	96	134	84	(28)	14

Net earnings applicable to common shareholders	$2,748	$2,032	$1,949	35	41

Earnings per common share
Basic (10)	$6.05	$4.50	$4.15	34%	46%
Diluted	5.94	4.38	4.02	36	48

Average common shares outstanding
Basic	453.3	450.4	468.6	1	(3)
Diluted	462.9	463.4	484.6	—	(4)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,400	34,000	32,600	1	6

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (5) $ in millions

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Risk Categories
Interest rates	$53	$41	$59
Equity prices	24	22	32
Currency rates	30	24	18
Commodity prices	28	22	21
Diversification effect	(54)	(46)	(48)

Total	$81	$63	$82

Assets Under Supervision (5) $ in billions

	As of				% Change From
	March 31, 2015	December 31, 2014	March 31, 2014		December 31, 2014	March 31, 2014
Assets under management	$1,029	$1,027	$956		—%	8%
Other client assets	148	151	127		(2)	17

Assets under supervision (AUS)	$1,177	$1,178	$1,083		—	9

Asset Class
Alternative investments	$142	$143	$145		(1)%	(2)%
Equity	247	236	219		5	13
Fixed income	519	516	486		1	7

Long-term AUS	908	895	850		1	7

Liquidity products	269	283	233		(5)	15

Total AUS	$1,177	$1,178	$1,083		—	9

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Balance, beginning of period	$1,178	$1,150	$1,042

Net inflows / (outflows)
Alternative investments	(2)	(1)	2
Equity	5	1	7
Fixed income	4	—	31

Long-term AUS net inflows / (outflows)	7	—	40	(11)

Liquidity products	(14)	28	(13)

Total AUS net inflows / (outflows)	(7)	28	27

Net market appreciation / (depreciation)	6	—	14

Balance, end of period	$1,177	$1,178	$1,083

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended March 31, 2015

Total shareholders’ equity	$84,046
Preferred stock	(9,200)

Common shareholders’ equity	$74,846

(2)	Thomson Reuters — January 1, 2015 through March 31, 2015.

(3)

The lower of the ratios computed in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital requirement for the firm. As of March 31, 2015, Common Equity Tier 1 was $71.2 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $626 billion and $565 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2015.

(5)

For information about the firm’s assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations,” “Equity Capital Management and Regulatory Capital,” “Liquidity Risk Management” and “Market Risk Management,” respectively, in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

(6)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not. For information about the firm’s investment banking transaction backlog, see “Results of Operations” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

(7)

Net revenues related to the firm’s consolidated investments, previously reported in other net revenues within Investing & Lending, are now reported in equity securities and debt securities and loans, as results from these activities ($82 million for the three months ended March 31, 2015) are no longer significant due to the sale of Metro International Trade Services in the fourth quarter of 2014. Reclassifications have been made to previously reported amounts to conform to the current presentation.

(8)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(9)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	March 31, 2015

Total shareholders’ equity	$85,127
Preferred stock	(9,200)

Common shareholders’ equity	75,927
Goodwill and identifiable intangible assets	(4,186)

Tangible common shareholders’ equity	$71,741

(10)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01 for each of the three months ended March 31, 2015, December 31, 2014 and March 31, 2014.

(11)	Includes $8 billion of fixed income asset inflows for the three months ended March 31, 2014 in connection with the acquisition of Deutsche Asset & Wealth Management’s stable value business.